Exhibit 10.8

                             YOUNETWORK CORPORATION
                                GEORGE SANTACROCE
                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of November 1, 1999 (the "Agreement") between YouNetwork Corporation, a New York corporation with an office at 115 East 23rd Street, 9th Floor, New York, New York (the "Company"), and George M. Santacroce residing at 200 East 87th Street, Apt. 14C, New York, New York 10128 (the "Executive").

      WHEREAS, the Company has recently launched an on-line e commerce consumer network and desires to employ the Executive as its Chief Executive Officer.

      WHEREAS,   the  Executive  has   substantial   executive  and   managerial
experiences in retail marketing.

      NOW,   THEREFORE,   in  consideration  of  the  covenants  and  agreements
hereinafter set forth, the parties hereto agree as follows:

            1. EMPLOYMENT AND DUTIES

            1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as Chief Executive Officer of the Company and upon the Board of Directors of the Company (the "Board") upon the terms and conditions herein contained, and in such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the reasonable direction of the Board. The Executive's offices shall be in New York City.

            1.2. Exclusive Services. For so long as the Executive is employed by the Company, he shall devote his fulltime working hours to his duties hereunder. The Executive shall not, directly or indirectly engage in any other activities which would interfere significantly with his faithful performance of his duties hereunder.

            1.3. Term of Employment. The Executive's employment under this Agreement shall commence on November 1, 1999 (the "Effective Date") and shall terminate on the earliest of (i) October 31, 2001, (ii) the death of the Executive or (iii) the termination of the Executive's employment pursuant to this Agreement (the ATerm@). Within six months prior to the end of the Term, the Executive and the Company shall negotiate in good faith with regard to an extended term of employment.

            2. SALARY

            2.1. Base Salary, First Nine Months. For the first nine months following the Effective Date, the Executive shall be entitled to receive a base salary at a rate of $120,000 per annum, payable in arrears in equal installments in accordance with the Company's payroll practices.

            2.2. Base Salary, Year Two. Commencing August 1, 2000 and through the end of the Term, the Executive shall be entitled to receive a base salary at a rate of $400,000 per annum, payable in arrears in equal installments in accordance with the Company's payroll practices.

            3. EMPLOYEE BENEFITS

            3.1. General Benefits. The Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior executives of the Company;

            3.2. Reimbursement of Expenses. The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

            4. TERMINATION OF EMPLOYMENT

            4.1. Termination for Cause; Resignation.

      (1) If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination.

      (2) If the Executive resigns from his employment hereunder in the first six months of the Term, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of resignation. Upon such resignation the Executive shall surrender to the Company and the Company shall cancel any and all employee stock options or common stock purchase warrants which have been previously issued to the Executive as of the date of such resignation.

      (3) If the Executive resigns from his employment hereunder after the first six months of the Term, the Executive shall be entitled only to (i) payment of his base salary then in effect through and including the date of his resignation; and (ii) a severance payment which shall be the amount of the severance payment to which the Executive would have been entitled pursuant to
Section 4.3, had he been terminated without cause. Upon such resignation the Executive shall surrender to the Company and the Company shall cancel one half of all employee stock options or common stock purchase warrants which have been previously issued to the Executive as of the date of such resignation. Notwithstanding the foregoing, if the Executive resigns from his employment hereunder after the first year of the Term, the Executive shall not be required to surrender to the Company any employee stock options or common stock purchase warrants which have been previously issued to the Executive as of the date of such resignation;

      (4) The Executive following a termination for cause and/or resignation shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment.

            4.2. Cause. Termination for "Cause" shall mean termination of the Executive's employment because the Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder, which conduct materially and adversely affects the Company; (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year; or
(c) has failed to perform in all material respects (following a detailed written warning specifying the nature of such deficiency and an opportunity to cure such conduct) the normal and customary duties required of his position of employment.

            4.3. Termination Without Cause.

      (1) If prior to the expiration of the Term the Executive shall be terminated without cause or due to a disability as defined herein, the Company shall pay to the Executive a severance payment (ASeverance Payment@). In the event the Executive is so terminated in the first nine months of the Term, the Severance Payment shall equal the amount of $20,000 multiplied by the number of months of employment completed prior to termination . In the event the Executive is terminated without cause at any time after the first nine months of the Term, or the Term is not extended for an additional term pursuant to mutual agreement between the Executive and the Company, the Severance Payment shall be $180,000. The failure to timely pay the Executive's salary shall be deemed to be a termination without cause.

      (2) Other than the payments referred to in Section 4.3(a), the Executive shall be entitled to no further compensation under this Agreement following termination without cause, with the exception of termination without cause following a secondary public offering of the Company's securities, in which event the Executive shall also be paid his salary for the remainder of the Term.

            5. DISABILITY. For purposes of this agreement, disability shall mean the failure of the Executive to render the services provided in this Agreement because of illness, physical or mental disability or other incapacity, for a period of 90 days , or for shorter periods aggregating 90 days during any twelve-month period of the Executive to render the services provided for by this Agreement.

            6. NONCOMPETITION NONSOLICITATION AND CONFIDENTIALITY

            6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in an e commerce business utilizing a business model that is substantially similar to the business model of the Company; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries any person who is, or was during the then most recent 12-month period, employed by or associated with the Company or any of its subsidiaries; or (c) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer, client or prospect of the Company or any of its subsidiaries. The obligations of this Section 6.1 shall apply for 6 months after, (i) termination of employment of the Executive for cause; (ii) the Executive's resignation; or (iii) the end of the Term (where no termination has occurred during the Term) as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations. With the exception of Section 6.1(b) (which shall be applicable for a period of six months), the provisions of this paragraph shall have no application in the event of termination without cause.

            6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not commonly known within the Industry; information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect the Company's, or any of its affiliates' or subsidiaries', products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities which are not commonly known within the Industry.

            6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company.

            6.4. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this
Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

      7. EMPLOYEE STOCK OPTIONS.

            7.1 Upon execution of this Agreement, the Company shall issue to the Executive the following options under the Company's Employee Stock Option Plan:

      (1) 1,000,000 Options exercisable at $1.10, vesting at a rate of 100,000 Options per month for each of the first 10 months of employment;

      (2) 250,000 Options exercisable at $1.10, vesting following the first 4 months of employment;

      (3) 250,000 Options exercisable at $1.10, vesting upon completion of the first 12 months of employment;

      (4) 500,000 Options exercisable at $8.00, vesting at the end of 18 months of employment;

      (5) The Options and the Shares underlying the Options will be subject to the same piggyback or other registration rights which are afforded to any of the Founding Shareholders of the Company.

            8. MISCELLANEOUS

            8.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company:

            YouNetwork Corporation
            115 East 23rd Street   9th Floor
            New York, New York
            Attention: Kyle S. Taylor, President

            With a copy to:

            Silverman, Collura & Chernis, P.C.
            381 Park Avenue South
            Suite 1601
            New York, New York 10016

            Attn: Peter R. Silverman

            To the Executive:

            George Santacroce
            200 East 87th Street
            Apt. 14C
            New York, NY 10128

            With a copy to:

            Olshan Grundman Frome Rosenzweig & Wolosky, LLP
            505 Park Avenue
            New York, NY 10022

            Attn: Barry H. Platnick, Esq.

      Any such notice or communication shall be sent certified or registered mail, return receipt requested, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

            8.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            8.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive and/or the Company.

            8.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

            8.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

            8.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of New York without reference to rules relating to conflict of law.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

                                       YOUNETWORK CORPORATION

                                       By:______________________________________

                                       Name:
                                       Title:

                                       GEORGE M. SANTACROCE

                                       _________________________________________

                                       George M. Santacroce